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Prospectus Supplement No. 2             Filed Pursuant to Rule 424(b)(3)
(To Prospectus Dated January 18, 2000)        Registration No. 333-93505
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                          EXODUS COMMUNICATIONS, INC.
                     Up to 6,713,086 Shares of Common Stock

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   This prospectus supplement relates to the resale by the former stockholders of Service Metrics, Inc. and Global Online Japan Co., Ltd., and their respective transferees, pledgees and donees, of shares of common stock issued by Exodus in connection with its acquisition of Service Metrics, Inc. and Global Online Japan Co., Ltd.

   This prospectus supplement should be read in conjunction with the prospectus dated January 18, 2000 and prospectus supplement dated February 24, 2000, which are to be delivered in conjunction with this prospectus supplement. All capitalized terms used but not defined in this prospectus supplement shall have the meanings given to them in the prospectus.

   The information appearing under the heading "Recent Events" in the prospectus is superseded in part by the following information:

   Investment in Mirror Image Internet, Inc. In March 2000, we entered into a definitive agreement to make a $637.5 million equity investment in Mirror Image Internet, Inc., a provider of content distribution services and subsidiary of Xcelera.com Inc.

   The information in the table appearing under the heading "Selling Stockholders" in the prospectus is superseded in part by the information appearing in the table below.

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                                    Shares owned                   Shares owned
               Name                before offering Shares offered after offering
               ----                --------------- -------------- --------------
Rizwan Virk (11a).................     19,315          19,315          --
BrainLabs.........................     10,849          10,849          --
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(11a) Rizwan Virk has sold 6,000 shares as of April 6, 2000 and has transferred an additional 10,849 shares to BrainLabs, a partnership of which he is a general partner.

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   Investing in our common stock involves a high degree of risk. Please carefully consider the "Risk Factors" beginning on page 5 of this prospectus.

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   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

            The date of this prospectus supplement is April 6, 2000